UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2011

KEYNOTE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-27241	94-3226488
(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, San Mateo, California	94404
(Address of principal executive offices)	(Zip Code)

(650) 403-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 7, 2011 Keynote Systems, Inc. (“Keynote”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to acquire Mobile Complete, Inc., doing business as DeviceAnywhere (“Mobile Complete”). Pursuant to the terms of the Merger Agreement, Keynote will acquire Mobile Complete, with Mobile Complete continuing as a wholly-owned subsidiary of Keynote, for approximately $60 million in cash, subject to adjustment as provided in the Merger Agreement.  No stock options or warrants will be assumed in the Merger.  Of the cash paid at closing, $6 million will be placed in escrow for one year as security for the indemnification obligations of the former stockholders of Mobile Complete.  The former stockholders have also agreed to indemnify Keynote for additional matters, subject to a cap of $10.5 million for matters related to intellectual property.  In addition, Keynote will pay earn-out proceeds of up to an additional $30 million in cash if certain bookings, revenue and profitability milestones are achieved in calendar 2011 and 2012.

The Merger Agreement contains customary representations and warranties of each of Keynote and Mobile Complete. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (1) have been qualified by disclosure schedules that the parties have exchanged in connection with the execution of the Merger Agreement, (2) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors, (3) in certain cases, were made as of a specific date, and (4) may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the execution of the Merger Agreement.

The Agreement contains customary covenants of Keynote and Mobile Complete, including, among other things, a covenant by Mobile Complete to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain kinds of transactions during such period. Mobile Complete has also agreed not to (i) solicit proposals relating to alternative business combination transactions contemplated by the Merger Agreement or (ii) enter into discussions or an agreement concerning or provide nonpublic information in connection with any alternative transaction proposals.

The parties intend to consummate the transaction as soon as practicable and currently anticipate that the closing will occur in October 2011.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement which will be filed as an exhibit to the Current Report on Form 8-K for the closing of the merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYNOTE SYSTEMS, INC.

Date: October 13, 2011	By:	/s/ Curtis H. Smith
Curtis H. Smith
Chief Financial Officer